Exhibit 99.1

February 29, 2024

FOR IMMEDIATE RELEASE

AllFi Technologies, Inc. (AllFi Tech), a subsidiary of The Crypto Company, Completes License Deal, Paving the Way for Expansion of the AllFi Brand.

Malibu, California - February 29, 2024 - The Crypto Company (“TCC”) (OTCPK: CRCW) is thrilled to announce the successful completion of a license agreement (“License Agreement”) by and between AllFi Technologies, Inc. (“AllFi Tech”) and AllFi Holdings LLC (“AllFi Holdings”), marking a pivotal moment in its journey towards innovation and growth. Through this strategic move, AllFi Tech has granted exclusive rights to AllFi Holdings LLC for the utilization of the AllFi brand.

In a collaborative effort, AllFi Tech has aligned forces with AllFi Holdings to empower the underbanked and unbanked communities through accessible financial solutions. This agreement signifies a crucial step forward in the mission to bridge the gap in financial inclusion.

As part of this development, TCC and TelBill have terminated their Code Licensing Commerical Agreement dated as of August 29, 2023, thereby streamlining operations and optimizing TCC resources.

“This licensing deal marks a milestone for us,” stated Ron Levy, CEO of The Crypto Company. “We are proud to empower AllFi Holdings in our mutual mission to reach underserved communities by promoting financial inclusion, while also empowering growth and recognition of the AllFi brand.”

Under the License Agreement, AllFi Tech will receive royalties for the utilization of the AllFi brand. With a steadfast focus on blockchain, smart contracts, and artificial intelligence, TCC remains dedicated to pioneering advancements through emerging technologies that redefine the landscape of finance and marketing.

About The Crypto Company:

Headquartered in Malibu, California, The Crypto Company is a pioneering entity in the realm of emerging technologies, specializing in education, blockchain, smart contracts, and artificial intelligence. With a commitment to innovation, TCC strives to revolutionize the way the world interacts through emerging technologies.

Contact information: The Crypto Company, Phone 424-228-9955, Email: info@tcc.co,

www.thecryptocompany.com